UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CREDIT SUISSE HIGH YIELD BOND FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CREDIT SUISSE HIGH YIELD BOND FUND

Eleven Madison Avenue

New York, New York 10010

For Immediate Release

Contact: Investor Relations

Credit Suisse High Yield Bond Fund

1-800-293-1232

CREDIT SUISSE HIGH YIELD BOND FUND

ANNOUNCES DATE OF 2024 ANNUAL MEETING

New York, New York, February 26, 2024—Credit Suisse High Yield Bond Fund (the “Fund”) announced that the Fund’s Annual Meeting of Shareholders (the “Meeting”) will be held on April 16, 2024.

The Fund is traded on the NYSE American under the trading symbol “DHY.” Credit Suisse Asset Management, LLC (“Credit Suisse”), the Fund’s investment adviser, is part of the asset management business of UBS Group AG, one of the world’s leading banks.

Additional Information about the Meeting and Where to Find It

This press release is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund, nor is this press release intended to solicit a proxy from any shareholder of the Fund. The solicitation of proxies in connection with the Meeting will only be made by a definitive Proxy Statement.

This press release references a Proxy Statement, to be filed by the Fund. The Proxy Statement has yet to be filed with the U.S. Securities and Exchange Commission (the “SEC”). After the Proxy Statement is filed with the SEC, it may be amended or withdrawn.

The Fund and its trustees and officers, and Credit Suisse, and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the Meeting. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Fund’s trustees and officers, and Credit Suisse and its shareholders, officers and employees and other persons by reading the Proxy Statement when it is filed with the SEC.

INVESTORS AND SECURITY HOLDERS OF THE FUND ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE FUND AND THE MEETING.

Security holders may obtain free copies (when they become available) of the Proxy Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when they become available) of the Proxy Statement and other documents filed with the SEC may also be obtained by directing a request to Credit Suisse at (800) 293-1232.